As filed with the Securities and Exchange Commission on May 23, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-3607736
(State of Incorporation)	(I.R.S. Employer Identification No.)

28903 North Avenue Paine

Valencia, California 91355

(Address of principal executive offices) (Zip Code)

MannKind Corporation 2013 Equity Incentive Plan

(Full title of the plans)

Alfred E. Mann

Chief Executive Officer and Chairman

MannKind Corporation

28903 North Avenue Paine

Valencia, California 91355

(661) 775-5300

(Name, and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

David Thomson, Esq. MannKind Corporation 28903 North Avenue Paine Valencia, California 91355 (661) 775-5300	L. Kay Chandler, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock issuable under the 2013 Equity Incentive Plan (par value $0.01 per share)	50,175,698 shares(2)	$5.08	$254,892,545.84	$34,767.35

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the MannKind Corporation 2013 Equity Incentive Plan (the “2013 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Such maximum number of shares reserved for issuance under the 2013 Plan consists of (1) 21,500,000 newly reserved shares and (2) up to 28,675,698 shares consisting of (a) the number of unallocated shares remaining available for the grant of new awards under the MannKind Corporation 2004 Equity Incentive Plan (the “2004 Plan”) as of the effective date of the 2013 Plan and (b) the shares subject to outstanding stock awards granted under the 2004 Plan that on or after the effective date of the 2013 Plan (i) expire or terminate for any reason prior to exercise or settlement; (ii) are forfeited, cancelled or otherwise returned to the Registrant because of the failure to meet a contingency or condition required to vest such shares; or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award. No further grants will be made under the 2004 Plan.
(3)	This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of our Common Stock on May 16, 2013, as reported on The Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a) the Registrant’s latest annual report on Form 10-K filed pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b) all other reports filed pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c) the description of the Registrant’s common stock, which is contained in a registration statement on Form 8-A (File No. 000-50865) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the completion of the Offering, provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of our directors and executive officers, that require the Registrant to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification. The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation. (1)

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation. (2)

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation. (3)

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation. (4)

4.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation. (5)

4.6	Amended and Restated Bylaws. (6)

4.7	Form of Common Stock Certificate. (7)

4.8	Registration Rights Agreement, dated October 15, 1998, by and among CTL ImmunoTherapies Corp., Medical Research Group, LLC, McLean Watson Advisory Inc. and Alfred E. Mann, as amended. (1)

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages of this Registration Statement.

99.1	MannKind Corporation 2013 Equity Incentive Plan.

99.2	Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the MannKind 2013 Equity Incentive Plan.

99.3	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the MannKind 2013 Equity Incentive Plan.

(1)	Incorporated by reference to the Registration’s registration statement on Form S-1 (File No. 333-115020), filed with the SEC on April 30, 2004, as amended.
(2)	Incorporated by reference to the Registration’s quarterly report on Form 10-Q (File No. 000-50865), filed with the SEC on August 9, 2007.
(3)	Incorporated by reference to the Registration’s quarterly report on Form 10-Q (File No. 000-50865), filed with the SEC on August 2, 2010.

(4)	Incorporated by reference to the Registration’s quarterly report on Form 10-Q (File No. 000-50865), filed with the SEC on August 4, 2011.
(5)	Incorporated by reference to the Registration’s current report on Form 8-K (File No. 000-50865), filed with the SEC on December 24, 2012.
(6)	Incorporated by reference to the Registration’s current report on Form 8-K (File No. 000-50865), filed with the SEC on November 19, 2007.
(7)	Incorporated by reference to the Registration’s annual report on Form 10-K (File No. 000-50865), filed with the SEC on March 18, 2013.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valencia, State of California on May 23, 2013.

MANNKIND CORPORATION

By:	/s/ Alfred E. Mann
Alfred E. Mann
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hakan S. Edstrom, Matthew J. Pfeffer and David Thomson, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Alfred E. Mann	Chairman of the Board of Directors and	May 23, 2013
Alfred E. Mann	Chief Executive Officer (Principal Executive Officer)

/s/ Hakan S. Edstrom	President, Chief Operating Officer and Director	May 23, 2013
Hakan S. Edstrom

/s/ Matthew J. Pfeffer	Corporate Vice President and	May 23, 2013
Matthew J. Pfeffer	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Ronald J. Consiglio	Director	May 23, 2013
Ronald J. Consiglio

/s/ Michael Friedman	Director	May 23, 2013
Michael Friedman, M.D.

/s/ Kent Kresa	Director	May 23, 2013
Kent Kresa

/s/ David H. MaCallum	Director	May 23, 2013
David H. MacCallum

/s/ Henry L. Nordhoff	Director	May 23, 2013
Henry L. Nordhoff

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation. (1)

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation. (2)

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation. (3)

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation. (4)

4.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation. (5)

4.6	Amended and Restated Bylaws. (6)

4.7	Form of Common Stock Certificate. (7)

4.8	Registration Rights Agreement, dated October 15, 1998, by and among CTL ImmunoTherapies Corp., Medical Research Group, LLC, McLean Watson Advisory Inc. and Alfred E. Mann, as amended. (1)

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages of this Registration Statement.

99.1	MannKind Corporation 2013 Equity Incentive Plan.

99.2	Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the MannKind 2013 Equity Incentive Plan.

99.3	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the MannKind 2013 Equity Incentive Plan.

(1)	Incorporated by reference to the Registration’s registration statement on Form S-1 (File No. 333-115020), filed with the SEC on April 30, 2004, as amended.
(2)	Incorporated by reference to the Registration’s quarterly report on Form 10-Q (File No. 000-50865), filed with the SEC on August 9, 2007.
(3)	Incorporated by reference to the Registration’s quarterly report on Form 10-Q (File No. 000-50865), filed with the SEC on August 2, 2010.
(4)	Incorporated by reference to the Registration’s quarterly report on Form 10-Q (File No. 000-50865), filed with the SEC on August 4, 2011.
(5)	Incorporated by reference to the Registration’s current report on Form 8-K (File No. 000-50865), filed with the SEC on December 24, 2012.
(6)	Incorporated by reference to the Registration’s current report on Form 8-K (File No. 000-50865), filed with the SEC on November 19, 2007.
(7)	Incorporated by reference to the Registration’s annual report on Form 10-K (File No. 000-50865), filed with the SEC on March 18, 2013.